Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Completed $103 Million in New Investments in Q4

Continued Operator Portfolio Restructurings

HUNT VALLEY, MARYLAND – February 2, 2023 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) announced today its results for the quarter and year ended December 31, 2022.

FOURTH QUARTER 2022 AND RECENT HIGHLIGHTS

●	Net income for the quarter of $47 million, or $0.19 per common share, compared to $34 million, or $0.14 per common share, for the same period in 2021.
●	Nareit Funds From Operations (“Nareit FFO”) for the quarter was a loss of ($30) million or ($0.13) per common share, on 243 million weighted-average common shares outstanding, compared to $124 million, or $0.50 per common share, on 247 million weighted-average common shares outstanding, for the same period in 2021.
●	Adjusted Funds From Operations (“Adjusted FFO” or “AFFO”) for the quarter of $177 million or $0.73 per common share, compared to $190 million, or $0.77 per common share, for the same period in 2021.
●	Funds Available for Distribution (“FAD”) for the quarter of $171 million, compared to FAD of $179 million for the same period in 2021.
●	Completed $89 million in real estate acquisitions.
●	Funded $15 million in capital renovation and construction-in-progress projects.
●	Sold 33 facilities for $321 million in cash proceeds and $105 million in seller financing, generating a $180 million gain.
●	Declared a $0.67 per share quarterly cash dividend on common stock to be paid in February.

FULL YEAR 2022 HIGHLIGHTS

●	Net income for the year of $439 million, or $1.80 per common share, compared to $428 million, or $1.75 per common share, for the same period in 2021.
●	Nareit FFO for the year of $461 million or $1.89 per common share, on 244 million weighted-average common shares outstanding, compared to $655 million, or $2.68 per common share, on 244 million weighted-average common shares outstanding, for the same period in 2021.
●	AFFO for the year of $730 million or $2.99 per common share, compared to $810 million, or $3.31 per common share, for the same period in 2021.
●	FAD for the year of $678 million, compared to FAD of $768 million for the same period in 2021.
●	Completed $238 million in real estate acquisitions.
●	Invested $96 million in three new loans.
●	Funded $70 million in capital renovation and construction-in-progress projects.
●	Repurchased 5 million common shares for $142 million.
●	Sold 77 facilities for $759 million in cash proceeds and $105 million in seller financing, generating a $360 million gain.
●	Paid a $0.67 per share quarterly cash dividend on common stock in February, May, August and November.

Nareit FFO, AFFO and FAD are supplemental non-GAAP financial measures that the Company believes are useful in evaluating the performance of real estate investment trusts (“REITs”). Reconciliations and further information regarding these non-GAAP measures are provided at the end of this press release.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “Our fourth quarter financial performance was materially in line with our prior quarter, as we continued to work through operator restructurings. As we previously announced, our first quarter earnings will be further impacted by deferred rents associated with additional operator restructurings. We expect this will result in a decline in our first quarter earnings and a related increase in our dividend payout ratio. Barring additional unforeseen restructurings, we would expect our operating performance to improve as the year progresses and operator restructurings are completed. However, with both facility occupancy and profitability still meaningfully below pre-pandemic levels, the risk of further operator issues remains.”

Mr. Pickett continued, “The operating backdrop seems to be slowly improving. Portfolio occupancy continues to grow, albeit modestly, as the labor market gradually improves. Many states have also implemented much needed Medicaid reimbursement rate increases, for which the industry is grateful. However, with inflation still at elevated levels, it is vitally important that federal and state fundings continue to reflect the challenging cost environment facing the industry.”

Mr. Pickett concluded, “Still, we remain constructive on our business longer-term. As a low-cost provider of post-acute care, the skilled nursing industry is an integral part of the healthcare continuum and an important tool in the effort to meet increasing clinical needs at a manageable price. We believe the industry is well positioned to benefit from multi-decade demographic tailwinds, and we will continue to work with our operators to help them meet this increased demand.”

FOURTH QUARTER 2022 RESULTS

Revenues – Revenues for the quarter ended December 31, 2022 totaled $144.8 million, a decrease of $105.1 million over the same period in 2021. The decrease primarily resulted from (i) incremental write-offs of straight-line accounts receivable and lease inducements in 2022 as a result of placing LaVie Care Centers, LLC (“LaVie,” f/k/a Consulate Health Care), Maplewood Senior Living (“Maplewood”) and two other operators on a cash basis for revenue recognition, (ii) asset sales completed throughout 2021 and 2022, (iii) operator restructurings and (iv) no rental income in the fourth quarter of 2022 from Agemo Holdings, LLC (“Agemo”); see “Operator Updates” below. The decrease was partially offset by revenue from new investments completed throughout 2021 and 2022.

Expenses – Expenses for the quarter ended December 31, 2022 totaled $280.1 million, an increase of $63.5 million over the same period in 2021. The increase primarily resulted from (i) a $36.3 million increase in acquisition, merger and transition related costs related primarily to the LaVie portfolio restructure, (ii) a $15.0 million increase in impairment on real estate properties, (iii) a $14.6 million increase in the provision for credit losses and (iv) a $2.3 million increase in stock-based compensation expense, partially offset by (i) a $4.2 million decrease in general and administrative (“G&A”) expense primarily related to $2.7 million of severance costs booked in 2021 and (ii) a $1.5 million decrease in depreciation and amortization expense primarily related to facility sales and facilities reclassified as held for sale.

Other Income and Expense – Other income for the quarter ended December 31, 2022 totaled $183.2 million, an increase of $182.9 million over the same period in 2021. The increase primarily resulted from a $179.2 million increase in gain on assets sold.

Net Income – Net income for the quarter ended December 31, 2022 totaled $46.7 million, an increase of $12.5 million over the same period in 2021. The increase primarily resulted from the aforementioned $182.9 million increase in other income and expense partially offset by (i) the $105.1 million decrease in total revenue, (ii) the $63.5 million increase in expenses and (iii) a $1.8 million decrease in income from unconsolidated joint ventures.

2022 ANNUAL RESULTS

Revenues – Revenues for the year ended December 31, 2022 totaled $878.2 million, a decrease of $184.6 million over the same period in 2021. The decrease primarily resulted from (i) incremental straight-line accounts receivable and lease inducement write-offs in 2022 primarily as a result of placing LaVie, Maplewood and seven other operators on a cash basis of revenue recognition, (ii) asset sales completed throughout 2021 and 2022, (iii) operator restructurings and (iv) no rental income or interest income recognized in 2022 from Agemo; see “Operator Updates” below. The decrease was partially offset by revenue from new investments completed throughout 2021 and 2022.

Expenses – Expenses for the year ended December 31, 2022 totaled $799.7 million, an increase of $22.7 million over the same period in 2021. The increase primarily resulted from (i) a $40.2 million increase in acquisition, merger and transition related costs related primarily to the LaVie portfolio restructure, (ii) a $5.9 million increase in stock-based compensation expense and (iii) a $3.3 million increase in real estate tax and ground lease expense, partially offset by (i) a $9.6 million decrease in depreciation and amortization expense related to facility sales and facilities reclassified as held for sale, (ii) a $9.1 million decrease in provision for credit losses, (iii) a $6.2 million decrease in impairment on real estate properties and (iv) a $2.0 million decrease in interest expense.

Other Income and Expense – Other income for the year ended December 31, 2022 totaled $357.6 million, an increase of $227.3 million over the same period in 2021. The increase primarily resulted from a $198.3 million increase in gain on assets sold.

Net Income – Net income for the year ended December 31, 2022 totaled $438.8 million, an increase of $10.5 million over the same period in 2021. The increase primarily resulted from the aforementioned (i) $227.3 million increase in other income and expense partially offset by (i) the $184.6 million decrease in total revenue, (ii) the $22.7 million increase in expenses and (iii) the $8.8 million decrease in income from unconsolidated joint ventures.

FINANCING ACTIVITIES

$500 Million Stock Repurchase Program – The following is a summary of the 2022 quarterly common share repurchases through December 31:

	Stock Repurchase Program for 2022
	(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Total
Number of shares	981	4,227	—	—	5,208
Average price per share	$27.84	$27.19	$—	$—	$27.32
Repurchase cost	$27,321	$114,946	$—	$—	$142,267

Dividend Reinvestment and Common Stock Purchase Plan – The following is a summary of the 2022 quarterly common shares issued under the Dividend Reinvestment and Common Stock Purchase Plan through December 31:

	Dividend Reinvestment and Common Stock Purchase Plan for 2022
	(in thousands, except price per share)

	Q1	Q2	Q3	Q4	Total
Number of shares	80	85	71	72	308
Average price per share	$28.45	$27.91	$32.80	$31.11	$29.93
Gross proceeds	$2,273	$2,363	$2,335	$2,258	$9,229

2022 FOURTH QUARTER PORTFOLIO AND RECENT ACTIVITY

Operator Updates:

LaVie – In the fourth quarter of 2022, Omega began the process of restructuring its portfolio with LaVie. On December 30, 2022, the Company sold 11 facilities previously subject to a lease agreement with LaVie to a third party for a sales price of $129.8 million and provided $104.8 million of seller financing bearing interest at 8% with a December 29, 2027 maturity. In connection with the restructuring, Omega agreed to provide LaVie a $35.0 million transition fee in the fourth quarter of 2022 in connection with the sale of these facilities and expected future facility sales; $25.0 million of this fee was assumed and paid by the buyer of the 11 facilities, rather than Omega, as part of the consideration of the transaction. Concurrent with the sale, Omega also amended its lease agreement with LaVie to reduce the contractual rent from $8.3 million to $7.3 million per month and to provide Omega a rent reset if LaVie meets certain financial metrics at any time after February 1, 2027. Omega’s two term loan agreements with LaVie, with $32.5 million in aggregate principal outstanding, were also amended to extend the maturity dates to November 2036, reduce the interest rates to 2%, convert from monthly cash interest payment to payment-in-kind interest and to remove the requirement for principal payments before the maturity date. The restructuring discussions are still ongoing, but the Company anticipates additional restructuring activity related to this operator in 2023. As a result of the restructuring activities during 2022 and future expected restructuring activities, during the fourth quarter of 2022, Omega placed LaVie on a cash basis of revenue recognition, recorded the $24.8 million received for rent in the quarter and wrote off approximately $58.0 million of straight-line rent receivables and lease inducements to rental income. The Company also recorded a $23.3 million provision for credit losses related to LaVie’s term loans in the fourth quarter of 2022. In the first quarter of 2023, the Company agreed to allow LaVie to defer up to 66% of contractual rent from January 2023 through April 2023.

Maplewood – In the first quarter of 2023, the Company entered into a restructuring agreement to amend and restate its master lease and loan agreement with Maplewood. As part of the restructuring agreement and amendments, Omega and Maplewood agreed, among other terms, to (i) fix contractual rent at $69.3 million per annum and defer the annual 2.5% escalators through December 31, 2025, (ii) convert the 7% per annum cash interest due on the loan to PIK only interest in 2023 with cash interest payments to be phased in starting in 2024 and (iii) increase the capacity of the loan from $250.5 million to $320.0 million, inclusive of PIK interest. As a result of the negotiations, during the fourth quarter of 2022, the Company placed Maplewood on a cash basis of revenue recognition, recorded the $20.2 million received for rent and interest, and wrote off approximately $29.3 million of straight-line rent receivables and lease inducements to rental income.

Agemo – During the fourth quarter of 2022, Agemo continued to not pay its contractual rent and interest due under its lease and loan agreements, and as a result, the Company did not recognize revenue related to this operator. During the fourth quarter of 2022, the Company sold 20 facilities that were previously leased to Agemo for $316 million in net proceeds; bringing the 2022 total Agemo assets sold to 22 facilities for $359 million in net proceeds. In the first quarter of 2023, the Company entered into a restructuring agreement, in which Omega and Agemo agreed, among other terms, to (i) reduce annual base rent and interest to $27.9 million commensurate with the sale of the 22 facilities in 2022 and (ii) defer Agemo’s requirement to pay rent and interest until April 1, 2023.

Healthcare Homes – During the fourth quarter of 2022, the Company agreed to allow Healthcare Homes Limited (“Healthcare Homes”), a U.K. based operator representing 2.5% of fourth quarter 2022 annualized contractual rent and mortgage interest, the ability to defer up to £6.7 million of contractual rent from January 2023 through April 2023 with regular payments to resume in May 2023. The deferred rent balance accrues interest monthly at a rate of 8% per annum and must be fully repaid by December 31, 2024.

Other Operators – As previously disclosed, an operator representing 2.4% of the Company’s first quarter 2022 annualized contractual rent and interest revenue was placed on a cash basis in the second quarter of 2022 after the operator failed to make full contractual rent payments. In the fourth quarter, the operator continued to under-pay rent and paid only $1.5 million, which was recorded for both adjusted FFO and FAD purposes. In January 2023, the operator paid $0.5 million of the $2.0 million of contractual rent due. Omega expects to finalize the transition of this portfolio during the first quarter of 2023.

Also, as previously disclosed, an operator representing 2.2% of the Company’s second quarter 2022 annualized contractual rent and interest revenue was placed on a cash basis in the third quarter of 2022 after Omega allowed the operator to apply a $5.4 million letter of credit towards unpaid contractual rent. In the fourth quarter of 2022, the operator paid $2.3 million in cash rent and the Company applied the remaining $1.5 million using the proceeds from the letter of credit, which are fully exhausted. As the operator is on a cash basis, the Company recognized $3.8 million in revenue, adjusted FFO and FAD for the cash received and the cash collateral applied to rent in the fourth quarter of 2022. This operator paid $0.3 million in contractual rent in January 2023.

In the fourth quarter of 2022, the Company transitioned three facilities to an existing operator for an initial annual rent of $1.6 million. On February 1, 2023, the Company transitioned 16 of the remaining 20 facilities previously leased to the 2.2% operator to one new and one existing operator for a combined annual rent of $11.2 million. The remaining four facilities are in negotiations to transition to a new operator in the first quarter of 2023.

Other Industry News – On January 30, 2023, it was announced that the COVID-19 Public Health Emergency (“PHE”) will end on May 11, 2023. The PHE provided a number of benefits to the industry that will end with its conclusion. The impact on individual operators will vary, and therefore it is not possible to quantify the financial impact it will have on portfolio coverage. However, we expect this will be a modest but incremental headwind to the financial performance of most of our skilled nursing tenants.

New Investments:

The following table presents real estate investment activity:

	Three Months Ended		Year Ended
Real Estate Investment Activity ($000's)	December 31, 2022		December 31, 2022
	$ Amount	%	$ Amount	%
Real property	$88,509	85.5%	$238,199	58.9%
Construction-in-progress	5,772	5.6%	22,480	5.6%
Capital expenditures	9,168	8.9%	47,981	11.9%
Mortgages	—	—%	—	—%
Other	—	—%	95,600	23.6%
Total	$103,449	100.0%	$404,260	100.0%

$89 Million Real Estate Acquisition – On December 1, 2022, the Company acquired one facility in Pennsylvania and six facilities in North Carolina for $88.5 million. Concurrent with the acquisition, the Company amended an existing operator’s master lease to include the seven acquired facilities. The incremental base rent for the additional facilities is $7.9 million per annum and includes annual escalators of 2%.

Asset Sales and Impairments:

$321 Million in Asset Sales – In the fourth quarter of 2022, the Company sold 33 facilities for $320.8 million in cash and $104.8 million in seller financing, recognizing a gain of $180.2 million. Twenty of these facilities were previously classified as held for sale. The sale of 11 facilities, previously leased to LaVie, and the related $104.8 million seller financing were not recognized for accounting purposes as the sale and related seller financing did not meet the accounting criteria to be recognized as a sale and therefore the assets will remain on the balance sheet and the cash interest payments received on the seller’s note will not be included in revenue, but will be added back for purposes of adjusted FFO and FAD.

Impairments and Assets Held for Sale – During the fourth quarter of 2022, the Company recorded a $17.2 million net impairment charge, in connection with the LaVie portfolio restructuring to reduce the net book value of 12 facilities to their estimated fair value.

As of December 31, 2022, the Company had two facilities classified as assets held for sale, totaling $9.5 million in net book value. One of the two facilities was sold on January 6, 2023 for $20 million.

RECLASSIFICATION

Effective for the fourth quarter of 2022, the Company adjusted its presentation of certain financial statement line items on its Consolidated Balance Sheet to better align with similar companies in the healthcare real estate space. Mortgage notes receivable – net has been renamed Real estate loans receivable – net, Other investments – net has been renamed Non-real estate loans receivable – net, and certain loans have been reclassified out of Other Investments – net into Real estate loans receivable – net. Specifically, other real estate loans collateralized by second or third mortgage liens, a leasehold mortgage on, or an assignment of partnership interest in the related properties that were previously presented in Other Investments – net are now presented in Real estate loans receivable – net. See the table below for the prior presentation compared to the current presentation of our real estate (“RE”) and non-RE loans.

	Prior Presentation		Current Presentation
	December 31, 2021		December 31, 2021
	(in thousands)		(in thousands)
Mortgage notes receivable – net	$835,086	Mortgage notes receivable – net	$835,086
Other investments – net	469,884	Leasehold mortgages and other RE loans – net	345,700
Total	$1,304,970	RE loans receivable – net	$1,180,786
		Non-RE loans receivable – net	$124,184
		Total	$1,304,970

OPERATOR COVERAGE DATA

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods. We have not independently verified this information, and we are providing this data for informational purposes only.

Operator Revenue Mix (1)		Medicare /	Private /
	Medicaid	Insurance	Other
Three-months ended September 30, 2022	53.4%	31.5%	15.1%
Three-months ended June 30, 2022	53.5%	31.5%	15.0%
Three-months ended March 31, 2022	51.0%	35.8%	13.2%
Three-months ended December 31, 2021	54.3%	32.2%	13.5%
Three-months ended September 30, 2021	53.1%	33.3%	13.6%

(1)	Excludes all facilities considered non-core and does not include federal stimulus revenue. For non-core definition, see Fourth Quarter 2022 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website.

		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
Operator Census and Coverage (1)		Fees (3)	Fees (4)
Twelve-months ended September 30, 2022	76.2%	1.37x	1.04x
Twelve-months ended June 30, 2022	75.8%	1.39x	1.06x
Twelve-months ended March 31, 2022	75.1%	1.44x	1.10x
Twelve-months ended December 31, 2021	74.5%	1.48x	1.14x
Twelve-months ended September 30, 2021	74.2%	1.52x	1.18x

(1)	Excludes facilities considered non-core.
(2)	Based on available (operating) beds.
(3)	Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent costs and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly contractual rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.
(4)	Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

BALANCE SHEET AND LIQUIDITY

As of December 31, 2022, the Company had $5.3 billion of outstanding indebtedness with a weighted-average annual interest rate of 4.2%. The Company’s indebtedness consisted of an aggregate principal amount of $4.9 billion of senior unsecured notes, a $50.0 million unsecured term loan, $366.6 million of secured debt and $19.2 million of borrowings outstanding under its unsecured revolving credit facility. As of December 31, 2022, total cash and cash equivalents were $297.1 million, and the Company had $1.4 billion of undrawn capacity under its unsecured revolving credit facility.

DIVIDENDS

On January 26, 2023, the Board of Directors declared a quarterly cash dividend of $0.67 per share, to be paid February 15, 2023, to common stockholders of record as of the close of business on February 6, 2023.

ADDITIONAL INFORMATION

Additional information regarding the Company can be found in its Fourth Quarter 2022 Financial Supplemental posted in the “Quarterly Supplements” section of Omega’s website. The information contained on, or that may be accessed through Omega’s website, including the information contained in the aforementioned supplemental, is not incorporated by any reference into, and is not part of, this document.

CONFERENCE CALL

The Company will be conducting a conference call on Friday, February 3, 2023, at 10 a.m. Eastern time to review the Company’s 2022 fourth quarter results and current developments. Analysts and investors within the U.S. interested in participating are invited to call (877) 511-2891. The Canadian toll-free dial-in number is (855) 669-9657. All other international participants may use the dial-in number (412) 902-4140. Ask the operator to be connected to the “Omega Healthcare’s Fourth Quarter 2022 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “Omega Healthcare Investors, Inc. 4Q Earnings Call” hyper-link under “Upcoming Events” in the Investor Relations section on Omega’s website homepage. Webcast replays of the call will be available on Omega’s website for a minimum of two weeks following the call. Additionally, a copy of the earnings release will be available in the “Featured Documents” and “Press Releases” sections of Omega’s website.

* * * * * *

Omega is a REIT that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities. Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the U.S., as well as in the U. K.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Corporate Strategy & Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements and Cautionary Language

This press release includes forward-looking statements within the meaning of the federal securities laws. All statements regarding Omega’s or its tenants’, operators’, borrowers’ or managers’ expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the impact of the Novel coronavirus (“COVID-19”) pandemic on our business and the business of our operators, including without limitation, the impact of the announced termination of the federally declared public health emergency and related government and regulatory support, the levels of staffing shortages, increased costs and decreased occupancy experienced by operators of skilled nursing facilities (“SNFs”) and assisted living facilities (“ALFs”) in connection with the pandemic, the ability of our operators to comply with infection control and vaccine protocols and to manage facility infection rates, and the sufficiency of government support and reimbursement rates to offset such costs and the conditions related thereto; (iii) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (iv) Omega’s ability to re-lease, otherwise transition or sell underperforming assets or assets held for sale on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (v) the availability and cost of capital to Omega; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (ix) additional regulatory and other changes in the healthcare sector; (x) changes in the financial position of Omega’s operators; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) changes in interest rates or the impact of inflation; (xiii) the timing, amount and yield of any additional investments; (xiv) changes in tax laws and regulations affecting REITs; (xv) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xvi) Omega’s ability to maintain its status as a REIT; (xvii) the effect of other factors affecting our business or the businesses of Omega’s operators that are beyond Omega’s or operators’ control, including natural disasters, other health crises or pandemics and governmental action, particularly in the healthcare industry, and (xviii) other factors identified in Omega’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	December 31,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Real estate assets
Buildings and improvements	$7,347,853	$7,515,658
Land	923,605	919,180
Furniture and equipment	499,902	519,845
Construction in progress	88,904	74,062
Total real estate assets	8,860,264	9,028,745
Less accumulated depreciation	(2,322,773)	(2,181,528)
Real estate assets – net	6,537,491	6,847,217
Investments in direct financing leases – net	8,503	10,873
Real estate loans receivable – net	1,042,731	1,180,786
Investments in unconsolidated joint ventures	178,920	194,687
Assets held for sale	9,456	203,025
Total real estate investments	7,777,101	8,436,588
Non-real estate loans receivable – net	225,281	124,184
Total investments	8,002,382	8,560,772

Cash and cash equivalents	297,103	20,534
Restricted cash	3,541	3,877
Contractual receivables – net	8,228	11,259
Other receivables and lease inducements	177,798	251,815
Goodwill	643,151	651,417
Other assets	272,960	138,804
Total assets	$9,405,163	$9,638,478

LIABILITIES AND EQUITY
Revolving credit facility	$19,246	$—
Secured borrowings	366,596	362,081
Senior notes and other unsecured borrowings – net	4,900,992	4,891,455
Accrued expenses and other liabilities	315,047	276,716
Total liabilities	5,601,881	5,530,252

Equity:
Preferred stock $1.00 par value authorized – 20,000 shares, issued and outstanding – none	—	—
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 234,252 shares as of December 31, 2022 and 239,061 shares as of December 31, 2021	23,425	23,906
Additional paid-in capital	6,314,203	6,427,566
Cumulative net earnings	3,438,401	3,011,474
Cumulative dividends paid	(6,186,986)	(5,553,908)
Accumulated other comprehensive loss (income)	20,325	(2,200)
Total stockholders’ equity	3,609,368	3,906,838
Noncontrolling interest	193,914	201,388
Total equity	3,803,282	4,108,226
Total liabilities and equity	$9,405,163	$9,638,478

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
Revenues
Rental income	$110,149	$214,314	$734,236	$910,722
Real estate tax and ground lease income	4,159	3,483	15,972	12,955
Income from direct financing leases	255	257	1,023	1,029
Real estate loans interest income	24,955	29,347	110,322	123,649
Non-real estate loans interest income	5,103	2,097	13,597	12,733
Miscellaneous income	228	451	3,094	1,721
Total revenues	144,849	249,949	878,244	1,062,809

Expenses
Depreciation and amortization	83,739	85,269	332,407	342,014
General and administrative	8,840	13,036	40,626	41,757
Real estate tax and ground lease expense	4,373	3,624	16,969	13,716
Stock-based compensation expense	6,787	4,502	27,302	21,415
Acquisition, merger and transition related costs	36,348	—	42,006	1,814
Impairment on real estate properties	17,230	2,205	38,451	44,658
Recovery on direct financing leases	—	—	—	(717)
Provision for credit losses	64,296	49,710	68,663	77,733
Interest expense	55,238	55,062	220,296	222,316
Interest – amortization of deferred financing costs	3,251	3,163	12,948	12,288
Total expenses	280,102	216,571	799,668	776,994

Other income (expense)
Other income (loss) – net	3,041	(585)	(1,997)	(581)
Loss on debt extinguishment	—	(56)	(389)	(30,763)
Gain on assets sold – net	180,205	975	359,951	161,609
Total other income	183,246	334	357,565	130,265

Income before income tax expense and income from unconsolidated joint ventures	47,993	33,712	436,141	416,080
Income tax expense	(1,026)	(967)	(4,561)	(3,840)
(Loss) income from unconsolidated joint ventures	(261)	1,493	7,261	16,062
Net income	46,706	34,238	438,841	428,302
Net income attributable to noncontrolling interest	(1,127)	(947)	(11,914)	(11,563)
Net income available to common stockholders	$45,579	$33,291	$426,927	$416,739

Earnings per common share available to common stockholders:
Basic:
Net income available to common stockholders	$0.19	$0.14	$1.81	$1.76
Diluted:
Net income	$0.19	$0.14	$1.80	$1.75
Dividends declared per common share	$0.67	$0.67	$2.68	$2.68

OMEGA HEALTHCARE INVESTORS, INC.

Nareit FFO, Adjusted FFO and FAD Reconciliation

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Net income (1)(2)	$46,706	$34,238	$438,841	$428,302
Deduct gain from real estate dispositions	(180,205)	(975)	(359,951)	(161,609)
Deduct gain from real estate dispositions of unconsolidated joint ventures	—	(135)	(93)	(14,880)
Sub-total	(133,499)	33,128	78,797	251,813
Elimination of non-cash items included in net income:
Depreciation and amortization	83,739	85,269	332,407	342,014
Depreciation - unconsolidated joint ventures	2,623	2,906	10,881	12,285
Add back provision for impairments on real estate properties	17,230	2,205	38,451	44,658
Add back provision for impairments on real estate properties of unconsolidated joint ventures	—	—	—	4,430
Add back unrealized loss on warrants	—	—	—	43
Nareit funds from operations (“Nareit FFO”)	$(29,907)	$123,508	$460,536	$655,243

Weighted-average common shares outstanding, basic	234,863	239,649	236,256	236,933
Restricted stock and PRSUs	1,378	430	1,198	785
Omega OP Units	6,752	6,837	6,836	6,620
Weighted-average common shares outstanding, diluted	242,993	246,916	244,290	244,338

Nareit funds from operations available per share	$(0.13)	$0.50	$1.89	$2.68

Adjustments to calculate adjusted funds from operations:
Nareit FFO	$(29,907)	$123,508	$460,536	$655,243
Add back:
Uncollectible accounts receivable (3)	96,133	16,449	124,758	38,806
Non-cash provision for credit losses	67,027	50,582	77,109	78,605
Stock-based compensation expense	6,787	4,502	27,302	21,415
Loss on debt extinguishment	—	56	389	30,763
Acquisition, merger and transition related costs	36,348	—	42,006	1,814
Non-recurring expense	722	—	3,722	—
Severance	—	2,721	—	2,721
Deduct:
Non-recurring revenue	(2,372)	(7,436)	(4,934)	(19,350)
Recovery on direct financing leases	—	—	—	(717)
Add back (deduct) unconsolidated joint venture related expense (revenue)	1,940	—	(645)	457
Adjusted funds from operations (“AFFO”) (1)(2)(4)	$176,678	$190,382	$730,243	$809,757

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,222	$2,114	$8,832	$8,266
Capitalized interest	(859)	(720)	(3,158)	(1,524)
Non-cash revenue	(6,979)	(13,000)	(58,269)	(48,751)
Funds available for distribution (“FAD”) (1)(2)(4)	$171,062	$178,776	$677,648	$767,748

(1)	The three months and year ended December 31, 2022 includes the application of $1.6 million and $11.0 million, respectively, of security deposits (letters of credit and cash deposits) in revenue. The three months and year ended December 31, 2021 includes the application of $0.1 million and $11.8 million, respectively, of security deposits (letter of credit and cash deposits) in revenue.
(2)	The three months and year ended December 31, 2021 includes $14.8 million and $21.3 million of revenue related to Gulf Coast recognized based on our ability to offset uncollected rent against the interest and principal of certain debt obligations of Omega.
(3)	Straight-line accounts receivable write-off recorded as a reduction to rental income.
(4)	Adjusted funds from operations per share and funds available for distribution per share can be calculated using weighted-average common shares outstanding, diluted shown above.

Nareit Funds From Operations (“Nareit FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures. As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports Nareit FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“Nareit”), and consequently, Nareit FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Revenue recognized based on the application of security deposits and letters of credit or based on the ability to offset against other financial instruments is included within Nareit FFO. The Company believes that Nareit FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance. Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions. The term funds from operations was designed by the real estate industry to address this issue. Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as Nareit FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition, merger and transition related costs, write-off of straight-line accounts receivable, recoveries and provisions for credit losses (excluding certain cash recoveries on impaired loans), cash interest received but not included in revenue, severance, legal reserve expenses, etc.). FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the Nareit definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business. The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs, and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods and between other REITs. The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP. Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.